EXHIBIT  21

                               SUBSIDIARIES OF THE
                                   REGISTRANT

          The registrant owns all of the outstanding capital stock of the following corporations:

CORPORATION                                   STATE OR PROVINCE OF INCORPORATION
--------------------------------------------  ----------------------------------
Intercomp Resource Development &              Province of Alberta, Canada
 Engineering, (Canada) Ltd.
In-Situ Research and Engineering Ltd.         Province of Alberta, Canada
Microcomp Management Ltd.                     Province of Alberta, Canada
IRAD Development Ltd.                         Province of Alberta, Canada
247011 Alberta Limited                        Province of Alberta, Canada
Scientific Software-Intercomp (U.K.) Limited  United Kingdom
Scientific Software Texas, Inc.               Texas
SSI Bethany, Inc.                             Texas